UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2011
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828

(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant's telephone number,
including area code)

Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Election of Directors.

Effective December 20, 2011, Mr. David Lilley became a member of the Board of Directors (the “Board”) of Tesoro Corporation (“the Company”) and concurrently the Board increased the number of directors from eight to nine. The Board determined that Mr. Lilley meets the independence requirements under the rules of the New York Stock Exchange and the Company’s independence standards and that there are no transactions between Mr. Lilley and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Lilley will receive a pro-rated portion of the Company’s non-employee director compensation which provides for an annual retainer of $220,000, payable 50% in cash and 50% in phantom stock units (cash denominated units which track the Company’s stock price). In addition, Mr. Lilley will receive a grant of phantom stock units with a grant date fair value of $90,000, with the number of such phantom stock units determined based on the Company’s closing stock price on December 20, 2011, or 4,038 units. Pursuant to the non-employee director compensation program, phantom stock units received as part of the annual retainer, or as an initial grant upon appointment as director, must be deferred for a minimum of three years before they may be distributed. At the time of this filing, the Board has not yet determined the committees to which Mr. Lilley is expected to be named.  The Press Release announcing Mr. Lilley’s election is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press Release issued December 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 21, 2011

TESORO CORPORATION
By:	/s/ CHARLES S. PARRISH
Charles S. Parrish
Executive Vice President, General Counsel and Secretary

Index to Exhibits

Exhibit Number	Description
99.1	Press Release issued December 21, 2011

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